EXHIBIT 10.20

COMPROMISE SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This COMPROMISE AND SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is entered into by and between Chancellor Group, Inc., Gryphon Production Company, LLC, and Gryphon Field Services, LLC (the “Chancellor Parties”) and New Concept Energy, Inc. (“NCE”), each of whom stipulates and agrees to the following:

I. Recitals

A.  The Chancellor Parties filed bankruptcy in October 2007, in the Amarillo Division of the Bankruptcy Court for the Northern District of Texas under the following case numbers:

1.	Case No. 07-20512-RLJ-11, In re Chancellor Group, Inc.;
2.	Case No. 07-20511-RLJ-11, In re Gryphon Field Services, LLC; and
3.	Case No. 07-20510-RLJ-11, In re Gryphon Production Company, LLC.

B.  When the term “Parties” is used in this Agreement, it refers to:

1.	Chancellor Group, Inc.;
2.	Gryphon Production Company, LLC;
3.	Gryphon Field Services, LLC; and
4.	New Concept Energy, Inc.

C.  Effective on June 1, 2008, the Chancellor Parties entered into a Purchase and Sale Agreement (the “PSA”) with Legacy Reserves Operating, L.P., a Delaware limited partnership (“Legacy”), CapWest Resources, Inc., a Texas corporation (“CapWest”), and Western National Bank, a national banking association (the “Bank”), pursuant to which the Chancellor Parties sought to sell certain oil and gas properties to Legacy and settle all disputes which the Chancellor Parties had with CapWest and the Bank. The PSA also had provisions affecting interests held by Axis Network, Pty Ltd. (“Axis”). Legacy, CapWest, the Bank, and Axis are herein collectively referred to as the “PSA Parties.”

D.  On June 21, 2008, the Chancellor Parties filed Debtors’ Motion to Voluntarily Dismiss Chapter 11 Cases (the “Motion to Dismiss”), seeking to dismiss the bankruptcy proceedings so that the PSA Parties could close the transaction contemplated by the PSA.

E.  Prior to June 2008, NCE had entered into discussions with the Chancellor Parties and had acquired one million shares of Chancellor Group, Inc. common stock (the “NCE Stock”).

F.  On July 3, 2008, NCE filed its Objection to the Chancellor Parties’ Motion to Dismiss.

G.  On August 1, 2008, a group of shareholders, collectively referred to as the “Supporting Shareholders Group,” filed its Response in Support of Debtors’ Motion to Voluntarily Dismiss Chapter 11 Cases. The Supporting Shareholders Group consists of: Ernest P. Andrews, Daniel M. Byrnes, Forum Energy Inc., Robert Gordon, Peter Harris, Koala Pictures Pty. Ltd., John C. Y. Lee, Frank McEnulty, Dudley Muth, Jill Orizondo, A. Saskia Orizondo, Julie Reid, Keith Tesori, and Gregory Hilton Young.

H.  On August 11, 2008, a hearing was held on the Chancellor Parties’ Motion to Dismiss.

I.  On August 14, 2008, the Court announced its decision in the case.

J.  On August 15, 2008, the “Order of Dismissal” dismissing the Chancellor Parties’ bankruptcy cases was entered.

K.  On August 22, 2008, NCE filed its Motion for Reconsideration of the Orders Entered on August 15, 2008 Dismissing Chapter 11 Cases (the “Motion for Reconsideration”).

L.  All provisions of this Agreement are contractual in nature, and not mere recitals only.

M.  This Agreement, and the execution thereof, does not, and is not intended to be, an admission of fault or wrongdoing by any party, and all Parties expressly disclaim any liability to any other party.

N.  The current status of the Order of Dismissal, with the pending Motion for Reconsideration, creates uncertainty with respect to the Chancellor Parties’ bankruptcy proceedings and the PSA, and the Parties have determined that they wish to reach finality with respect to the Chancellor Parties’ bankruptcy proceedings and the PSA. Issues between the Parties relating to the bankruptcy proceedings of the Chancellor Parties, the Order of Dismissal, and the PSA are herein collectively referred to as the “Controversy.”

O.  The Chancellor Parties, the PSA Parties, and the Supporting Shareholders Group are collectively referred to herein as the “Released Parties.”

P.  The Parties desire to reach a full and final settlement and resolution, have agreed to compromise and settle the Controversy, including any and all claims relating to any damage of any kind or character whatsoever by NCE against the Released Parties, or claims by the Chancellor Parties against NCE, whether now known or unknown, whether asserted in the Controversy or not. This includes claims which NCE, or any other party in privity with NCE has or may have against the Released Parties and their respective subsidiaries, affiliates, officers, directors, insurers, agents, servants, employees, representatives, and attorneys, whether herein named or not, for any damages, of any kind or character whatsoever, arising out of or related to the acts and omissions alluded to documents or pleadings related to the Controversy.

II. Settlement and Release

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations, stipulations, releases and terms contained in this Agreement, the sufficiency of consideration is hereby mutually acknowledged, the Parties to this Agreement agree as follows:

1.  Release by NCE. In return for the consideration outlined below, NCE and any other party in privity with it, including parent, subsidiaries, or any controlling persons or entities, do hereby release, acquit, and forever discharge the Released Parties and their respective subsidiaries, parent corporations, sister corporations, related entities, affiliates, officers, directors, insurers, agents, servants, employees, representatives, and attorneys, whether herein named or not, of and from any and all liability, actions, claims, obligations, demands, or lawsuits whatsoever, which NCE now has or hereinafter may have on account of or in any manner arising out of or relating to the damages, matters, and allegations set forth, alleged, or alluded to or which might have been set forth, alleged, or alluded to by NCE in documents or pleadings related to the Controversy and to which reference is made, including the consequences of such damages, including any attorneys’ fees, costs, or interest, directly or indirectly, by reason of any damages sustained by the Released Parties, it being the express intent of NCE to release the Released Parties and their respective subsidiaries, affiliates, officers, directors, insurers, agents, servants, employees, representatives, and attorneys, whether herein named or not, and all Parties in privity therewith, from all further liability to any person, firm, or corporation on account of any alleged damages sustained by NCE.

2.  Release by Chancellor Parties. In return for the consideration outlined below, the Chancellor Parties and any other party in privity with them, including parent, subsidiaries, or any controlling persons or entities, do hereby release, acquit, and forever discharge NCE and its respective subsidiaries, parent corporations, sister corporations, related entities, affiliates, officers, directors, insurers, agents, servants, employees, representatives, and attorneys, whether herein named or not, of and from any and all liability, actions, claims, obligations, demands, or lawsuits whatsoever, which the Chancellor Parties now have or hereinafter may have on account of or in any manner arising out of or relating to the damages, matters, and allegations set forth, alleged, or alluded to or which might have been set forth, alleged, or alluded to by the Chancellor Parties in documents or pleadings related to the Controversy and to which reference is made, including the consequences of such damages, including any attorneys’ fees, costs, or interest, directly or indirectly, by reason of any damages sustained by the Chancellor Parties, it being the express intent of the Chancellor Parties to release NCE and its respective subsidiaries, affiliates, officers, directors, insurers, agents, servants, employees, representatives, and attorneys, whether herein named or not, and all Parties in privity therewith, from all further liability to any person, firm, or corporation on account of any alleged damages sustained by the released parties.

3.  No Admission of Liability. This Agreement is a compromise and settlement. It is specifically understood and agreed by the Parties that the execution of this Agreement is not an admission of liability on the part of any person or entity, liability being expressly denied. By entering into this Agreement, the Parties do not admit any legal or factual position or allegation that is or may be asserted in any pending or future action or matter, or any liability, fault or wrongdoing of any nature or kind whatsoever.

4.  Final Dismissal. As consideration, it is agreed and understood that NCE will withdraw its Motion for Reconsideration within two (2) days of the execution of this Agreement and the receipt of the Settlement Payment of $110,000.00, and allow the Order of Dismissal to become a final, non-appealable order.

5.  Settlement Payment. In consideration for the payment of ONE HUNDRED TEN THOUSAND DOLLARS ($110,000.00) paid to the order of New Concepts Energy, Inc., the receipt of which is hereby acknowledged by NCE, NCE agrees to release, acquit and forever discharge the Released Parties, as outlined in Paragraph 1 above, and NCE agrees to convey the NCE Stock to the Chancellor Parties.

6.  Attorneys’ Fees, Expenses, and Costs of Court. The Parties agree that they shall each bear their own attorneys’ fees, expenses, and costs of court, and that this Agreement includes and releases any right to claim or recover such attorneys’ fees, expenses, and costs of court.

III. Indemnity

7.  Indemnity Against All Related Claims. As part of the consideration for payment of the foregoing sum of money, the Chancellor Parties agree to indemnify and hold harmless NCE, its affiliates, subsidiaries, parent corporations, sister corporations, stockholders, officers, directors, agents, servants, employees, representatives, and attorneys, whether they be named herein or not, from any and all claims, demands, obligations, actions, and causes of action related in any way to the claims, allegations, or damages referenced, alleged, or alluded to in documents or pleadings related to the Controversy, of whatsoever nature or character, whether they be in law or in equity, past, present, or future, which have been or which may hereinafter be asserted by any Released Party not executing this Agreement, including specifically any member which is part of the Supporting Shareholders Group.

IV. Additional Terms

8.  Payment of Money. Upon full execution of this Agreement, the Chancellor Parties will pay to NCE, according to NCE’s instructions, funds in the amount of One Hundred Ten Thousand Dollars ($110,000.00) as payment pursuant to, and proceeds of, this Agreement.

9.  Conveyance of Stock. Upon execution of this Agreement, and upon receiving the payment set forth in the previous paragraph, NCE will deliver, according to the Chancellor Parties’ instructions, the NCE Stock in the form of 1,000,000 shares represented by Stock Certificate No. 3508. Because, and to the extent, this Agreement is a sale of shares (the NCE Stock) from NCE to Chancellor Group, Inc. (the “Company”), NCE makes the following representation:

NCE has such knowledge and experience in financial and business matters that NCE is capable of evaluating the merits and risks of the sale of the NCE Stock to the Company. NCE has carefully reviewed the following documents constituting the periodic reports filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended: the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007, filed with the SEC on April 7, 2008; the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2008, filed with the SEC on May 14, 2008; the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2008, filed with the SEC on August 14, 2008; and the Company’s Current Reports on Form 8-K, filed with the SEC on June 20 and August 19, 2008.

10.  Authorship of Agreement. This Agreement was drafted jointly by the Parties and their respective legal counsel, and is not to be construed or interpreted against any of the Parties on the grounds of sole or primary authorship.

11.  Certification of Parties’ Attorneys. The Parties’ attorneys, by affixing their signatures hereon, certify that they have fully read and explained this entire Agreement to their respective clients.

12.  Certification by Parties. The Parties, by affixing their signatures hereon, certify that they have fully read this Agreement and fully understand its contents and effects thereof.

13.  Authority and Non-Assignment. As part of the consideration of this Agreement, the Parties expressly represent and warrant to each other that they are legally competent and authorized to execute this Agreement. Each of the Parties represents and warrants to the other that it has not sold, assigned, granted, or transferred to any other person or entity any claim, counterclaim, demand, action, or cause of action encompassed by this Agreement and that it is the real party in interest.

14.  Modification or Alteration of Agreement. This Agreement may not be modified, altered, revised, supplemented, or changed in any way, unless said change be evidenced by a single writing that is executed by all Parties to this Agreement or their heirs, successors, or assigns.

15.  Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

16.  Counterparts. This instrument may be executed in multiple original counterparts, each of which shall be deemed an original for all purposes. No single counterpart of this Agreement need be executed by all of the Parties, so long as each of the Parties shall have executed at least one counterpart. Facsimile signatures shall be valid.

17.  Governing Law, Venue, and Jurisdiction. The rights and liabilities of the Parties under this Agreement shall be governed as to validity, interpretation, enforcement, effect, and damages by the laws of the State of Texas, without regard to any rules, statutes, or case law regarding conflicts of law. Gray County, Texas shall be the appropriate and exclusive venue for any suit arising out of this Agreement.

18.  Entire Agreement. This Agreement contains the entire agreement and all understandings between the Parties relating to the resolution of the Controversy, and supersedes any and all prior agreements, arrangements, or understandings of whatever nature between the Parties.

19.  References. References herein to the singular or plural shall be deemed to include the other unless the circumstances eliminate such inclusion.

20.  Effective Date of Agreement. This Agreement is effective the first day that the Agreement bears the signature of all Parties and their representatives.

21.  Binding Agreement. All of the terms of this Agreement shall be binding upon the Parties’ heirs, successors, and assigns. This agreement is intended to be fully binding and is not revocable. Any Party who unsuccessfully seeks to void, invalidate, or set aside this Agreement shall be liable for attorneys’ fees and court costs incurred by opposing Parties in connection therewith.

EXECUTED this 4th day of September, 2008.

CHANCELLOR GROUP, INC.

By:	/s/ Thomas H. Grantham

Printed Name: Thomas H. Grantham

Title: President

GRYPHON PRODUCTION COMPANY, LLC

By:	/s/ Thomas H. Grantham

Printed Name: Thomas H. Grantham

Title: President

GRYPHON FIELD SERVICES, LLC

By:	/s/ Thomas H. Grantham

Printed Name: Thomas H. Grantham

Title: President

NEW CONCEPT ENERGY, INC.

By:	/s/ Gene S. Bertcher

Printed Name: Gene S. Bertcher

Title: President

APPROVED AS TO FORM AND SUBSTANCE:

Bill Kinkead, Attorney for the Chancellor Parties

/s/ Robert Simon

Henry Simon, Attorney for New Concept Energy, Inc.